                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         UNISTAR FINANCIAL SERVICE CORP.
             (Exact name of registrant as specified in its charter)

               Delaware                                   87-0419568
---------------------------------------     ------------------------------------
(State of incorporation or organization)   (I.R.S. Employer Indemnification No.)



   4635 McEwen Road, Dallas, Texas                          75244
---------------------------------------     ------------------------------------
(Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class               Name of each exchange on which
            to be so registered               each class is to be registered

       Common Stock, $.01 par value              American Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
___________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 par value


ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The authorized capital stock of Unistar Financial Service Corp. (the "Company") consists of (i) 50,000,000 shares of Common Stock, par value $.01 per share, 24,009,372 shares of which were outstanding as of December 31, 1998; and
(ii) 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which is outstanding. At December 31, 1998, there were approximately 550 stockholders of record of the Company's Common Stock. On August 17, 1998, the Company's stockholders approved a one-for-fifteen reverse stock split of the Company's Common Stock, and all share amounts contained herein have been adjusted for such reverse stock split. At the same meeting, the Company's stockholders approved the 1998 Stock Option Plan, and reserved 1,000,000 shares of the Company's Common Stock for issuance thereunder.

         Subject to the rights of the holders of any Preferred Stock that may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are fully paid and non-assessable.

         The Company has not paid dividends on its Common Stock and anticipates that for the foreseeable future all earnings, if any, will be retained for the operation and expansion of the Company's business. Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements and such other factors as the Board of Directors deems relevant. Moreover, the ability of the Company to pay dividends if and when its Board of Directors determines to do so, may be restricted by applicable provisions of the Delaware General Corporation Law and by regulatory limits on the amount of dividends that the Company receives from its insurance subsidiary, Unistar Insurance Company.

ITEM 2.   EXHIBITS.

  3.1             Articles of Incorporation, as amended.(1)

  3.2             Bylaws of the Registrant, as amended.(1)

  3.3 Certificate of Amendment to Certificate of Incorporation authorizing one-for-fifteen reverse stock split, filed with the Secretary of State of Delaware on August 17, 1998.(2)

  4.1             Specimen Certificate of Common Stock.(3)

(1) Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 1997.

(2) Incorporated by reference to the Registrant's Report on Form 8-K filed September 2, 1998.

(3)  Filed herewith.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        UNISTAR FINANCIAL SERVICE CORP.



Dated:   April 30, 1999                 By: /s/  MARC A. SPARKS
                                            -----------------------------------
                                                 Marc A. Sparks
                                                 Chairman and Chief Executive
                                                 Officer

                               INDEX TO EXHIBITS

EXHIBIT
NO.               DESCRIPTION
--------          ------------
  3.1             Articles of Incorporation, as amended.(1)

  3.2             Bylaws of the Registrant, as amended.(1)

  3.3 Certificate of Amendment to Certificate of Incorporation authorizing one-for-fifteen reverse stock split, filed with the Secretary of State of Delaware on August 17, 1998.(2)

  4.1             Specimen Certificate of Common Stock.(3)

(1) Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 1997.

(2) Incorporated by reference to the Registrant's Report on Form 8-K filed September 2, 1998.

(3)  Filed herewith.